Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D with respect to the common stock, $0.0001 par value per share of Digerati Technologies, Inc., and that this agreement be included as Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: April 26, 2013

Oleum Capital, LLC

/s/ Terry Dunken
Name: Terry Dunken Title: Manager

Terry Dunken, Trustee of the Rainmaker Trust dated August 17, 2012

/s/ Terry Dunken
Name: Terry Dunken Title: Trustee

/s/ David Gorham
Name: David Gorham

/s/ Terry Dunken
Name: Terry Dunken